                                                                    Exhibit 6


                                   ALPINE GUARANTY


         GUARANTY, dated as of April 15, 1997 (as amended, modified or supplemented from time to time, this "Guaranty"), made by The Alpine Group, Inc., a Delaware corporation (the "Guarantor") for the benefit of the Secured Creditors (as hereinafter defined). Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.


                                W I T N E S S E T H :


         WHEREAS, Refraco Inc. (the "Borrower"), various lenders from time to time party thereto (the "Banks") and Bankers Trust Company, as Administrative Agent (together with any successor administrative agent, the "Administrative Agent"), have entered into a Term Loan Credit Agreement, dated as of April 15, 1997, providing for the making of Loans as contemplated therein (as used herein, the term "Credit Agreement" means the Credit Agreement described above in this paragraph, as the same may be amended, modified, extended, renewed, replaced or supplemented from time to time, and including any agreement extending the maturity of, or restructuring all or any portion of the Indebtedness under such agreement or any successor agreement) (the Banks, the Administrative Agent and the Collateral Agent are herein called the "Bank Creditors");

         WHEREAS, the Borrower may at any time and from time to time enter into one or more Interest Rate Protection Agreements with one or more Banks or any affiliate thereof (each such Bank or affiliate, even if the respective Bank subsequently ceases to be a Bank under the Credit Agreement for any reason, together with such Bank's or affiliate's successors and assigns, if any, collectively, the "Other Creditors," and together with the Bank Creditors, the "Secured Creditors");

         WHEREAS, the Borrower is a direct Wholly-Owned Subsidiary of the Guarantor;

         WHEREAS, it is a condition precedent to the making of Loans under the Credit Agreement that the Guarantor shall have executed and delivered this Guaranty; and

         WHEREAS, the Guarantor will obtain benefits from the incurrence of Loans under the Credit Agreement and the entering into of Interest Rate Protection Agreements and, accordingly, desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph;


         NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby makes the following representations and warranties to the Secured Creditors and hereby covenants and agrees with each Secured Creditor as follows:

         1. The Guarantor irrevocably and unconditionally guarantees: (i) to the Bank Creditors the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (x) the principal of and interest on the Loans made to the Borrower under the Credit Agreement and (y) all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities owing by the Borrower to the Bank Creditors under the Credit Agreement or any other Credit Document to which the Borrower is a party (including, without limitation, indemnities, Fees and interest thereon), whether now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement or any such other Credit Document and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in the Credit Documents (all such principal, interest, liabilities and obligations being herein collectively called the "Credit Document Obligations"); and (ii) to each Other Creditor the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities owing by the Borrower under any Interest Rate Protection Agreement, whether now in existence or hereafter arising, and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in the Interest Rate Protection Agreements (all such obligations and liabilities being herein collectively called the "Other Obligations," and together with the Credit Document Obligations are herein collectively called the "Guaranteed Obligations"). The Guarantor understands, agrees and confirms that the Secured Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against the Guarantor without proceeding against the Borrower, against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations.

         2. Additionally, the Guarantor unconditionally and irrevocably guarantees the payment of any and all Guaranteed Obligations to the Secured Creditors whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any of the events specified in Section 8.05 or 8.06 of the Credit Agreement, and unconditionally and irrevocably promises to pay such Guaranteed Obligations to the Secured Creditors, or order, on demand, in lawful money of the United States. This Guaranty shall constitute a guaranty of payment, and not of collection.

         3. The liability of the Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower whether executed by the Guarantor, any other guarantor or by any other party, and the liability of the Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (a) any direction as to application of payment by the Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, (e) any payment made to any Secured Creditor on the indebtedness which any Secured Creditor repays the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (f) any action or inaction by the Secured Creditors as contemplated in Section 6 hereof, or (g) any invalidity, irregularity or unenforceability of all or part of the Guaranteed Obligations or of any security therefor.

         4. The obligations of the Guarantor hereunder are independent of the obligations of any other guarantor of the Borrower or the Borrower, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not action is brought against any other guarantor of the Borrower or the Borrower and whether or not any other guarantor of the Borrower or the Borrower be joined in any such action or actions. The Guarantor expressly acknowledges and agrees that any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Guarantor.

         5. The Guarantor hereby waives notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Secured Creditor against, and any other notice to, any party liable thereon (including the Guarantor, any other guarantor or the Borrower).

         6. Any Secured Creditor may at any time and from time to time without the consent of, or notice to, the Guarantor, without incurring responsibility to the Guarantor, without impairing or releasing the obligations of the Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

         (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

         (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

         (c) exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;

         (d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;

         (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to creditors of the Borrower other than the Secured Creditors;

         (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Secured Creditors regardless of what liabilities of the Borrower remain unpaid;

         (g) consent to or waive any breach of, or any act, omission or default under, any of the Interest Rate Protection Agreements, the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Interest Rate Protection Agreements, the Credit Documents or any of such other instruments or agreements; and/or

         (h) act or fail to act in any manner referred to in this Guaranty which may deprive the Guarantor of its right to subrogation against the Borrower to recover full indemnity for any payments made pursuant to this Guaranty.

         7. No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations.

         8. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Secured Creditor to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

         9. Any indebtedness of the Borrower now or hereafter held by the Guarantor is hereby subordinated to the indebtedness of the Borrower to the Secured Creditors, and such indebtedness of the Borrower to the Guarantor, if the Administrative Agent, after an Event of Default has occurred, so requests, shall be collected, enforced and received by the Guarantor as trustee for the Secured Creditors and be paid over to the Secured Creditors on account of the indebtedness of the Borrower to the Secured Creditors, but without affecting or impairing in any manner the liability of the Guarantor under the other provisions of this Guaranty. Prior to the transfer by the Guarantor of any note or negotiable instrument evidencing any indebtedness of the Borrower to the Guarantor, the Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, the Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

         10. (a) The Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require the Secured Creditors to:
(i) proceed against the Borrower, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from the Borrower, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in the

Secured Creditors' power whatsoever. The Guarantor waives any defense based on or arising out of any defense of the Borrower, any other guarantor of the Guaranteed Obligations or any other party other than payment in full of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Guaranteed Obligations. The Secured Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or the other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash. The Guarantor waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against the Borrower or any other party or any security.

         (b) The Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Guarantor assumes and incurs hereunder, and agrees that the Secured Creditors shall have no duty to advise the Guarantor of information known to them regarding such circumstances or risks.

         11. In order to induce the Banks to make Loans pursuant to the Credit Agreement, and in order to induce the Other Creditors to execute, deliver and perform the Interest Rate Protection Agreements, the Guarantor makes the following representations, warranties and agreements:

         (a) CORPORATE STATUS. The Guarantor (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization, (ii) has the requisite power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Guarantor or the Guarantor and its Subsidiaries taken as a whole.

         (b) POWER AND AUTHORITY. The Guarantor has the requisite power and authority to execute, deliver and perform the terms and provisions of this Guaranty and each other Credit Document to which it is a party and has taken all necessary action to authorize the execution, delivery and performance by it of this Guaranty and each such other Credit Document.
    The Guarantor has duly executed and delivered this Guaranty and each other Credit Document to which it is a party, and this Guaranty and each such other Credit Document constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

         (c) NO VIOLATION. Neither the execution, delivery or performance by the Guarantor of this Guaranty or any other Credit Document to which it is a party, nor compliance by it with the terms and provisions hereof or thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Guarantor or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation, partnership agreement, by-laws or equivalent organizational or charter documents of the Guarantor or any of its Subsidiaries.

         (d) GOVERNMENTAL APPROVALS. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the Closing Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guaranty or any other Credit Document to which the Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of this Guaranty or any such other Credit Document.

         (e) FINANCIAL STATEMENTS; FINANCIAL CONDITION; UNDISCLOSED LIABILITIES; FINANCIAL PROJECTIONS; CONSTRUCTION BUDGETS; CONSTRUCTION SCHEDULE; PLANS AND SPECIFICATIONS. (i) The consolidated statements of financial condition of the Guarantor and its consolidated subsidiaries at each of April 30, 1996 and January 31, 1997 (the "January Balance Sheet"), and the related consolidated statements of income and cash flow and changes in shareholders' equity of the Guarantor and its consolidated subsidiaries for the fiscal year or nine months, as the case may be, ended on such date, and furnished to the Banks by the Guarantor prior to the Closing Date present fairly the consolidated financial condition of the Guarantor and its consolidated subsidiaries at the date of such statements of financial condition and the consolidated results of the operations of the Guarantor and its consolidated subsidiaries for such fiscal year or nine months, as the case may be. All such financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently applied, subject, in the case of the financial statements as at, and for the nine months ending on, January 31, 1997, to normal year-end audit adjustments and the absence of footnotes. Since January 31, 1997, there has been no material adverse change in the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Guarantor or of the Guarantor and its Subsidiaries taken as a whole.

        (ii) On and as of the Closing Date, after giving effect to all Indebtedness (including the Loans) being guaranteed by the Guarantor hereunder, (a) the sum of the assets, at a fair valuation, of the Guarantor will exceed its debts; (b) the Guarantor has not incurred, nor does it intend to incur or believe that it will incur, debts beyond its ability to pay such debts as such debts mature; and (c) the Guarantor has, and will have, sufficient capital with which to conduct its business. For purposes of this clause (ii), "debt" means any liability on a claim, and "claim" means (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

       (iii) Except as disclosed in the financial statements delivered pursuant to preceding clause (i), there were as of the Closing Date no liabilities or obligations with respect to the Guarantor of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to the Guarantor or the Guarantor and its Subsidiaries taken as a whole, other than obligations incurred under contracts entered into in the normal course of business since January 31, 1997 and the obligations pursuant to the Acquisition Documents (collectively the "Additional Obligations"). As of the

    Closing Date, the Guarantor knows of no basis for the assertion against the Guarantor or any of its Subsidiaries of any liability or obligation of any nature whatsoever (other than any Additional Obligations) that is not disclosed in the financial statements delivered pursuant to preceding clause (i) which, either individually or in the aggregate, is material to the Guarantor or the Guarantor and its Subsidiaries taken as a whole.

         (f) LITIGATION. There are no actions, suits or proceedings pending or, to the best knowledge of the Guarantor, overtly threatened (i) with respect to this Guaranty or any other Credit Document to which the Guarantor is a party, (ii) with respect to any material Indebtedness of the Guarantor or any of its Subsidiaries or (iii) that could reasonably be expected to materially and adversely affect the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Guarantor or the Guarantor and its Subsidiaries taken as a whole.

         (g) TRUE AND COMPLETE DISCLOSURE. All factual information (other than the Projections) (taken as a whole) furnished by the Guarantor in writing to the Administrative Agent or any Bank for purposes of or in connection with this Guaranty, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by the Guarantor in writing to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

         (h) TAX RETURNS AND PAYMENTS. Except as set forth on Schedule I hereto, the Guarantor and each Person for whose tax the Guarantor is liable under applicable law has filed or caused to be filed with the appropriate taxing authority, all Federal and all other material returns, statements, forms and reports for all taxes (the "Returns") required to be filed by it and has paid or caused to be paid (i) all material taxes due for the periods covered thereby and (ii) all taxes pursuant to any assessment received by the Guarantor or any such Person, excluding, in each case, any such taxes that have been contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles. Except as disclosed on Schedule I hereto, as of the Closing Date, there is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Guarantor, overtly threatened by any governmental or taxing authority regarding any material taxes relating to the Guarantor or any of its Subsidiaries. Except as disclosed on Schedule I hereto, as of the Closing Date, neither the Guarantor nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of any material taxes of the Guarantor or any of its Subsidiaries.

         (i) COMPLIANCE WITH STATUTES, ETC. The Guarantor is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Guarantor or of the Guarantor and its Subsidiaries taken as a whole.

         (j) INVESTMENT COMPANY ACT. The Guarantor is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         (k) PUBLIC UTILITY HOLDING COMPANY ACT. The Guarantor is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         (l) EXISTING INDEBTEDNESS. Schedule II hereto sets forth a true and complete list of all Indebtedness of Alpine (excluding indebtedness which, in the aggregate, does not exceed $1,000,000) as of the Closing Date, in each case showing the amount outstanding on the Closing Date and the direct borrower thereof.

         (m) ASSETS OF GUARANTOR. On the Closing Date, the only significant assets directly owned by the Guarantor are (w) 100% of the capital stock of the Borrower, (x) 6,474,048 shares of common stock of Superior Telecom Inc. ("Superior"; and with all capital stock of Superior at any time owned by Alpine being herein called the "Superior Stock"), (y) approximately $35,292,500 in cash, Cash Equivalents and other investments in marketable securities and (z) such other assets as are reflected in the January Balance Sheet or listed on Schedule III hereto.

         12. The Guarantor covenants and agrees that on and after the Effective Date and for so long as the Credit Agreement is in effect and until the Total Commitment and all Interest Rate Protection Agreements have terminated and the Loans, together with interest, Fees and all other Guaranteed Obligations incurred hereunder and thereunder are paid in full, it will:

         (a) LIENS. Not create, assume or suffer to exist any Lien upon any of the shares of capital stock of Superior at any time owned by the Guarantor, except for Liens created pursuant to the Alpine Pledge Agreement. Notwithstanding anything to the contrary contained above, the covenant contained in the immediately preceding sentence shall cease to apply to the Non-Pledged Superior Stock (as defined below) only, on the first date occurring after the Initial Borrowing Date upon which both (x) no Default or Event of Default exists pursuant to the Credit Agreement and
    (y) the Administrative Agent receives a certificate pursuant to Section 6.01(d) of the Credit Agreement establishing, to the reasonable satisfaction of the Administrative Agent, that the Leverage Ratio (as defined in the Credit Agreement) as calculated on the last day of any fiscal quarter ended on or after April 30, 1998, is less than 3.25:1.

         (b) DISTRIBUTIONS. Not declare or make any Distribution to its shareholders in the form of Superior Stock or proceeds representing a liquidation or other distribution in return of capital of Superior Stock.

         (c) INDEBTEDNESS. Not create, incur, assume or suffer to exist any Indebtedness except (i) Indebtedness under this Guaranty, (ii) Indebtedness listed on Schedule II hereto so long as the outstanding principal amount thereof is not increased, and so long as no additional security is furnished by the Guarantor therefor and (iii) additional Indebtedness of the Guarantor not otherwise permitted under this Section 12(c) in an aggregate principal amount not to exceed $30,000,000 at any time outstanding.

         (d) SUPERIOR STOCK. The Guarantor shall take all action as is needed so that, on the Closing Date, Superior Stock with a fair market value of $30 million is pledged, and delivered for pledge, pursuant to the Alpine Pledge Agreement (with the pledged stock described above in this sentence, together with any additional shares of stock, certificates or other instruments of Superior received in respect thereof after the Closing Date, being herein called the "Superior Pledged Stock", and with any Superior Stock owned by the Guarantor which is not required to be pledged pursuant to the Alpine Pledge Agreement being herein called the "Non-Pledged Superior Stock"). To the extent any proceeds are received in respect of the Superior Pledged Stock (including, without limitation, cash distributions or dividends, distributions of assets and additional shares of stock, and any stock received in connection with stock splits, exchanges or otherwise), such proceeds shall be delivered immediately to the Collateral Agent in accordance with the requirements of the Alpine Pledge Agreement and continue to be held as security thereunder; provided that (x) so long as no Default or Event of Default is then in existence or would exist immediately after giving effect thereto, cash proceeds representing regular quarterly dividends paid by Superior with respect to the

    Superior Pledged Stock (in each case so long as such dividends do not constitute an extraordinary, liquidating or other distribution in return of capital) shall be released from the Alpine Pledge Agreement in accordance with the terms thereof and paid over to the Guarantor and (y) and all other cash proceeds so received (to which preceding clause (x) does not apply) shall, if the Guarantor so directs the Collateral Agent, be directly applied by the Collateral Agent to repay outstanding principal of Loans in accordance with the requirements of the Credit Agreement, in which case the amount of cash so applied shall be deemed to constitute a common equity capital contribution by the Guarantor to the Borrower. With respect to the Non-Pledged Superior Stock, the Guarantor will not sell, transfer or dispose of same except (i) for sales of such stock for cash at fair market value (as determined in good faith by the Guarantor), to Persons other than the Borrower and Subsidiaries of the Borrower, so long as the net cash proceeds received from each such sale are immediately used to pay amounts owing pursuant to this Guarantee or to make a cash common equity contribution to the Borrower, who in turn immediately uses such proceeds to pay amounts owing pursuant to the Credit Agreement and (ii) at a time when no Default under Section 8.01 or 8.05 and no Event of Default is in existence or would exist immediately after giving effect thereto, Non-Pledged Superior Stock may be sold for cash at fair market value (as determined in good faith by the Guarantor), to Persons other than the Borrower and Subsidiaries of the Borrower, in each case so long as the net cash proceeds received therefrom are invested in the business of the Guarantor and its Subsidiaries (including by making acquisitions), or held by the Guarantor as cash or Cash Equivalents pending such investments.

         (e) DISSOLUTION AND SALE OF ASSETS. Except for sales of assets expressly permitted pursuant to preceding clause (d), not wind up, liquidate or dissolve its affairs or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its property or assets.

         (f) INFORMATION COVENANTS. Furnish to each Bank copies of (i) all financial information, proxy materials and other information and reports, if any, (A) which the Guarantor shall file with the SEC, or (B) which the Guarantor shall deliver to the holders of its capital stock, and (ii) such other information or documents (financial or otherwise) in the possession of, or otherwise available without material cost to, the Guarantor, as the Administrative Agent or the Required Banks may from time to time reasonably request.

         (g) TAXES. Pay when due all taxes which, if not paid when due, would materially and adversely affect the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Guarantor or of the Guarantor and its Subsidiaries taken as a whole, except as contested in good faith and by appropriate proceedings if adequate reserves (in the good faith judgment of the management of the Guarantor) have been established with respect thereto.

         (h) ALPINE. Not at any time own less than 75% of the outstanding capital stock (and at least 75% of the outstanding voting stock) of the Borrower.

         (i) COMPLIANCE WITH CREDIT AGREEMENT. Cause the Borrower and its Subsidiaries to comply with the provisions of Section 7.01 of the Credit Agreement. Without limiting the requirements of the immediately preceding sentence, the Guarantor agrees that if at any time, and for any reason whatsoever, it receives a Restricted Payment which is in violation of the provisions of the Credit Agreement, it shall, immediately after it becomes aware of same, return such excess Restricted Payment to the Borrower. The Guarantor shall also return any refunds in respect of tax payment to the Borrower to the extent required by the provisions of Section 7.01 of the Credit Agreement.

         13. As used herein, the term "Guarantor Event of Default" shall mean the occurrence of any of the following specified events:

         (a) PAYMENTS. The Guarantor shall fail to make any payment required to be made by it hereunder, and such failure has continued, in the case of payments other than principal, for three or more Business Days; or

         (b) REPRESENTATIONS, ETC. Any representation, warranty or statement made by the Guarantor herein or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

         (c) COVENANTS. The Guarantor shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in 12(a), (c) or (d) or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained herein and such default, in the case of this clause (ii), shall continue unremedied for a period of 30 days after written notice to the Guarantor by the Administrative Agent or the 25% Banks; or

         (d) DEFAULT UNDER OTHER AGREEMENTS. There shall be a default under any Indebtedness (other than pursuant to this Guaranty) of the Guarantor, whether such Indebtedness now exists or shall hereafter be created, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity or (2) relates to an obligation other than the obligation to pay such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity, and (B) the amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay the principal at stated final maturity or the maturity of which has been so accelerated, aggregate $5 million or more at any time outstanding; or

         (e) BANKRUPTCY, ETC. The Guarantor or Superior shall commence a voluntary case concerning itself under the Bankruptcy Code; or an involuntary case is commenced against the Guarantor or Superior and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Guarantor or Superior or the Guarantor or Superior commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Guarantor or Superior or there is commenced against the Guarantor or Superior any such proceeding which remains undismissed for a period of 60 days, or the Guarantor or Superior is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Guarantor or Superior suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Guarantor or Superior makes a general assignment for the benefit of creditors; or any corporate action is taken by Guarantor or Superior for the purpose of effecting any of the foregoing; or

         (f) JUDGMENTS. One or more judgments or decrees shall be entered against the Guarantor involving in the aggregate for the Guarantor a liability (not paid or fully covered by a reputable insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments exceeds $5,000,000; or

         (g)  CHANGE OF CONTROL.  Any Change of Control shall have occurred.

         14. Upon the occurrence and during the continuance of any Event of Default (such term to mean and include any "Event of Default" as defined in the Credit Agreement or any payment default under any Interest Rate Protection Agreement continuing after any applicable grace period) or any Guarantor Event of Default, the Required Banks shall have the right to take all action permitted pursuant to Section 8 of the Credit Agreement as a result thereof and to require the Guarantor to pay to the Administrative Agent and the Banks in cash any amounts then owed to them pursuant to the terms of this Guaranty.

         15. The Guarantors hereby jointly and severally agree to pay all out-of-pocket costs and expenses of the Administrative Agent in connection with any amendment, waiver or consent relating hereto and of the Administrative Agent and each of the other Secured Creditors in connection with any enforcement of this Guaranty (including in each case, without limitation, the fees and disbursements of counsel employed by the Administrative Agent and each other Secured Creditor).

         16. This Guaranty shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the Secured Creditors and their successors and assigns.

         17. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of the Guarantor and with the written consent of either (x) the Required Banks (or to the extent required by Section 11.12 of the Credit Agreement, with the written consent of each Bank) at all times prior to the time on which all Credit Document Obligations have been paid in full or (y) the holders of at least a majority of the outstanding Other Obligations at all times after the time on which all Credit Document Obligations have been paid in full; PROVIDED, that any change, waiver, modification or variance affecting the rights and benefits of a single Class (as defined below) of Secured Creditors (and not all Secured Creditors in a like or similar manner) shall also require the written consent of the Requisite Creditors (as defined below) of such Class of Secured Creditors. For the purpose of this Guaranty the term "Class" shall mean each class of Secured Creditors, I.E., whether (x) the Bank Creditors as holders of the Credit Document Obligations or (y) the Other Creditors as the holders of the Other Obligations. For the purpose of this Guaranty, the term "Requisite Creditors" of any Class shall mean (x) with respect to the Credit Document Obligations, the Required Banks (or to the extent required by Section 11.12 of the Credit Agreement, each Bank) and (y) with respect to the Other Obligations, the holders of at least a majority of all obligations outstanding from time to time under the Interest Rate Protection Agreements.

         18. The Guarantor acknowledges that an executed (or conformed) copy of each of the Credit Documents and Interest Rate Protection Agreements has been made available to it and it is familiar with the contents thereof.

         19. In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Secured Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default or a Guarantor Event of Default, each Secured Creditor is hereby authorized at any time or from time to time, without notice to the Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Creditor to or for the credit or the account of the Guarantor, against and on account of the obligations and liabilities of the Guarantor to such Secured Creditor under this Guaranty, irrespective of whether or not such Secured Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Each Secured Creditor acknowledges and agrees that the provisions of this Section 19 are subject to the sharing provisions set forth in
Section 11.06(b) of the Credit Agreement.

         20. All notices, requests, demands or other communications pursuant hereto shall be deemed to have been duly given or made when delivered to the Person to which such notice, request, demand or other communication is required or permitted to be given or made under this Guaranty, addressed to such party at
(i) in the case of any Bank Creditor, as provided in the Credit Agreement, (ii) in the case of the Guarantor, at its address set forth opposite its signature below and (iii) in the case of any Other Creditor, at such address as such Other Creditor shall have specified in writing to the Guarantor; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

         21. If claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of the Borrower, and the Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

         22. (A) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE SECURED CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Guaranty or any other Credit Document to which the Guarantor is a party may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Guaranty, the Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Guarantor hereby further irrevocably waives any claim that any such courts lack jurisdiction over the Guarantor, and agrees not to plead or claim, in any legal action or proceeding with respect to this Guaranty brought in any of the aforesaid courts, that any such court lacks jurisdiction over such

Guarantor. The Guarantor hereby irrevocably designates, appoints and empowers CT Corporation System, with offices on a date hereof at 1633 Broadway, New York, New York 10019 as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Guarantor agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to the Administrative Agent. The Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Guarantor at its address set forth opposite its signature below, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of any of the Secured Creditors to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction.

         (B) The Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other Credit Document to which the Guarantor is a party brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

         (C) THE GUARANTOR AND EACH SECURED CREDITOR (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY) HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER CREDIT DOCUMENTS TO WHICH THE GUARANTOR IS A PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         23. It is the desire and intent of the Guarantor and the Secured Creditors that this Guaranty shall be enforced against the Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of the Guarantor under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason, then the amount of the Guaranteed Obligations of the Guarantor shall be deemed to be reduced and the Guarantor shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

         24. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Guarantor and the Administrative Agent.

         25. All payments made by the Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrower under Sections 3.03 and 3.04 of the Credit Agreement.

         26. This Guaranty is made for the benefit of the Administrative Agent, the Banks and the other Secured Creditors (and their respective successors and assigns), and may be enforced by them in accordance with the terms hereof. Except for the parties described in the immediately preceding sentence, no other person shall be entitled to the benefits of, or be entitled to enforce the provisions of, this Guaranty.

                                      *   *   *

         IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

Addresses:                             THE ALPINE GROUP, INC.
1790 Broadway
New York, New York 10019
Attn:    Stewart H. Wahrsager,
         Secretary                     By /s/ Stewart H. Wahrsager
Telephone No.:  (212) 757-3333           --------------------------------------
Facsimile No.:  (212) 757-3423           Title: Secretary




Accepted and Agreed to:

BANKERS TRUST COMPANY,
  as Administrative Agent for the Banks


By /s/ Gina S. Thompson
  -------------------------------------
  Title: Vice President